Exhibit 14.1

PBS&J Code of Conduct

Building for the Future:

Our Values, Principles, and Standards

PBS&J Code of Conduct

Building for the Future:

Our Values, Principles, and Standards

The compass is commonly thought of as a device used to determine geographic direction. For PBS&J, the compass represents the firm’s ethics and compliance program. It symbolizes the firm’s commitment to its Code of Conduct and the values, principles, and standards that provide direction for PBS&J employees in an increasingly complex business environment. We all face ethical dilemmas in our professional decisions and actions. The solutions are not always easy, but we do have choices—and when we have questions, we can make integrity the compass that guides everything we do.

An employee-owned company

A Message to all Employees from our Chairman and Chief Executive Officer

Belief in our fundamental values has earned PBS&J its reputation since its founding almost a half century ago. As we look to a future filled with growth and promise, it is important that we build on that foundation and plan for a time when our daily decision making and long-term relationship building may become even more complex. In my 33 years of service to PBS&J, never have I seen our core value of “belief in the values of integrity, hard work, and loyalty” tested as it has been recently. Even so, I believe that our company’s ethics and compliance standards remain strong.

We all have a responsibility to do what is right and comply with the law. To help us do that, we have developed a new code of conduct for business ethics and compliance, Building for the Future: Our Values, Principles, and Standards. This code affirms our long-standing Core Values and Guiding Principles. It also provides practical guidance and procedures that we can use to help us make good business decisions and address an increasingly complex business environment. These procedures require that all employees take steps to determine the right course of action whenever there is any doubt.

The Code of Conduct has been adopted by the Board of Directors of The PBSJ Corporation, parent company to PBS&J, as a statement of our core ethical standards and business values. These standards will complement the company’s core values, guide our work, shape our workplace, and define PBS&J as a company deeply committed to business ethics. Every PBS&J employee is required to behave in a manner that is consistent with the standards set forth in the code. If you do not understand something, you must seek counsel from your immediate supervisor, another manager or supervisor, our Vice President and Chief Ethics and Compliance Officer, or other company resources in Legal, Finance, or Human Resources.

Our Chief Ethics and Compliance Officer has my full support and will help you address any concerns. Please be vigilant and help us ensure that every member of our team adheres to the highest ethical and legal standards. If an ethical dilemma or concern comes to your attention, it is your responsibility to let us know.

How we conduct our business is every bit as important as what we do. We have worked hard to build and enhance our reputation, and I thank you for everything you have done to help us achieve that. Those we serve and partner with in the marketplace, as well as the communities where we live and work, have come to trust that we at PBS&J will “do the right thing.” Maintaining that trust is crucial to our continued success.

I am confident that each one of you will follow the letter and the spirit of this code and help our company secure its bright future.

Regards,

John B. Zumwalt, III, P.E. August 2006

Contents

PBS&J’s Mission, Vision, Core Values, and Guiding Principles	6

Mission	6

Vision	6

Core Values	6

Guiding Principles	7

Introduction	9

Purpose and Use of Our Code of Conduct	11

Asking Questions and Raising Concerns	11

Where to Go for Help	12

Violations and Cooperating with Internal Investigations	13

Non-Retaliation Policy	13

Note to Employees	13

Responsibilities to Our Clients	14

Quality Performance	14

Gifts and Entertainment	14

Honesty in Communications and Contracting	19

Gathering Competitive Information	19

Anti-Kickback and Bribery Policy	20

Government Audits and Investigations	20

Hiring Government Employees	21

Fair Competition	21

Organizational Conflicts of Interest	21

Responsibilities to Our Fellow Employees	22

Health and Safety	22

Drugs and Alcohol	22

Diversity and Fair Treatment	22

Workplace Harassment	23

Employee Privacy	23

Responsibilities to Our Shareholders	24

Use of Company Resources and Assets	24

Accuracy of Books and Records	25

Conflicts of Interest	26

Records Retention Related to Litigation or Investigations	27

International Trade	28

Anti-Money Laundering	28

Communications with Media	28

Responsibilities to Our Suppliers and Business Partners	29

Responsibilities to Our Communities

Where We Live and Work	30

Compliance with Laws and Regulations	30

Upholding Professional Standards	30

Respecting the Environment	30

Community Activities	30

Political Activities and Contributions	30

Lobbying	31

Employee Commitment	32

Notes	33

Employee Commitment Form	34

Comments and Suggestions Form	34

PBS&J’s Mission,

Vision, Core Values,

and Guiding Principles

Mission

To provide professional services to our clients through technical excellence and innovation.

Vision

To be recognized nationally as the consultant of choice.

Core Values

Belief in the virtues of integrity, hard work, and loyalty. Belief in the virtues of integrity, hard work, and loyalty has earned PBS&J its reputation over the years. Building and maintaining trust in our client and industry relationships is essential to our continued success.

•	Do the right thing even when no one is looking, and if unsure of what the right thing is, ask for guidance.

•	Admit mistakes and be ready with corrective action.

•	Make the extra effort to get the work done right.

•	Be responsible and accountable for your own adherence to all of the company’s ethics and compliance standards.

•	Be responsible and accountable for reporting actual or suspected ethics and compliance violations.

Relentless in the pursuit of quality and excellence.

The firm’s pursuit of quality and excellence is relentless. It starts with hiring the best people, continues with the desire to continuously improve on client service, and ends with quality work worthy of pride by all PBS&J employees.

•	Encourage one another to constantly improve in the delivery of client services.

•	Seek review of deliverables to assure they are accurate and of high quality.

•	Strive to satisfy client expectations.

Honor our contractual requirements and commitments.

We are proud of our long history of honoring our contractual commitments. We aggressively manage schedules, budgets, and technical requirements. Our commitment sets the tone for the way we do business and helps establish trust with our clients and employees.

•	Do not over-commit resources, capabilities, or deliverables.

•	Aggressively manage schedules, budgets, and resources to ensure adherence to all project commitments.

•	Recognize that effective communication is instrumental in delivering on our commitments.

•	Maintain accountability at all levels of PBS&J.

Belief in open, honest, respectful communications. Open, honest, and respectful communications are what we expect from each other, from management, and from our board members. We communicate with our clients in the same manner.

•	Be honest and truthful with clients, competitors, and fellow employees.

•	Practice open communication throughout the company.

•	Commit companywide to an open-door policy.

•	Be a good listener.

Actively support our professions. As an industry leader, we do much more than provide services in our respective markets. We must acknowledge the responsibilities associated with our stature and actively shape and guide our profession.

•	Share knowledge and information within our professional networks.

•	Actively support our professional associations and seek leadership roles where appropriate.

•	Seek opportunities to encourage students to enter our professions and mentor them through the educational process.

Personally invest in our communities. As a community stakeholder, we must take full account of the needs and challenges of the communities in which we do business and make a personal investment to address them.

•	Encourage and support participation in community service activities.

•	Take pride in our professional accomplishments and their positive impacts in the world around us.

•	Seek opportunities to play leadership roles in addressing the business, political, and social issues of our communities.

•	Seek opportunities to apply our knowledge and individual talents to the challenges of our communities, always remaining cognizant that we are ambassadors for PBS&J.

Guiding Principles

•	Conduct our business with integrity, honesty, decency, fairness, and trustworthiness.

•	Comply with all applicable laws, regulations, company policies and procedures, and industry best practices.

•	Avoid conflicts of interest.

•	Hold paramount the health and safety of the public by never sacrificing quality for profit.

•	Do not discriminate with respect to race, color, religion, gender, national origin, age, medical condition or disability, sexual orientation, veteran status, or any other legally protected category.

•	Embody the highest professional standards and comply with our company’s values and business and professional guidelines.

•	Be proud to explain our actions to our colleagues, friends and family, and PBS&J Founders.

•	Show courtesy and respect for others and promote a positive work environment.

•	Make proper and appropriate use of company funds or assets.

•	Avoid false, misleading, or exaggerated claims.

•	Refrain from comment or action that may injure the professional reputation, practice, or services of PBS&J and others.

Introduction

PBS&J is a firm made up of individuals with a high regard for integrity. We are in a rapidly changing and demanding business environment. We face complex challenges that place great pressures on everyone. No matter what financial or business goals the Company sets, our commitment to integrity must always come first. We need the trust and we do business. As employees of PBS&J, we will operate our business in accordance with the highest ethical standards and in full compliance with all laws, regulations, and industry best practices. Above all, we pledge honesty and integrity in all of our business dealings.

Building for the Future: Our Values, Principles, and Standards (also referred to in this booklet as the “Code” or “Code of Conduct”) is a statement of our core values, principles, and key policies and procedures that govern the conduct of PBS&J’s business and our relationships with our key stakeholders: our clients, fellow employees, share holders, suppliers and business partners, and communities where we live and work. They all expect us to conduct our business with integrity.

• Clients. Our mission is to provide professional services to our clients through technical excellence and innovation. Continuing to fulfill this mission is essential for our success. To this end, we are fully committed to the pursuit of continuous quality improvement, and we strive to satisfy client expectations at all times. We seek to build trust and to always communicate honestly with our clients. We are dedicated to honoring our contracts and our commitments.

• Fellow Employees. Our success depends on the integrity, hard work, and loyalty of PBS&J employees. We value our employees and treat them with respect and dignity. We are fair and courteous in our dealings with one another. As an organization, we aim to hire the best people, and we strive to create a productive work environment where we constantly encourage one another to achieve quality and excellence. We are all responsible for creating a positive, supportive work environment that values diversity and promotes open and honest communication.

• Shareholders. As an organization, we have a number of responsibilities to our shareholders, who are also current or former employees and who have important expectations in their role as shareholders. Each of us is responsible for making proper and appropriate use of Company funds and assets. We also are responsible for maintaining accurate and complete Company records and data and avoiding conflicts of interest.

• Suppliers and Business Partners. We believe in developing and maintaining fair and mutually beneficial relationships with our business partners and suppliers. We are committed to treating all of our suppliers and business partners with fairness, dignity, and respect.

• Communities Where We Live and Work. We believe in holding paramount the health and safety of the public and never sacrificing quality for profit. Being a citizen of the global marketplace also means that we are all responsible for understanding the needs and challenges of the communities in which we do business. In addition, we acknowledge the responsibilities associated with our professions.

By working for PBS&J, you are agreeing to act

in accordance with the spirit as well as the letter

of this Code and the Company policies and

procedures that apply to your job.

Our shared core values and guiding principles define who we are and remind us of how we should conduct our business. The standards and principles expressed in this Code—standards that we all must agree to follow—are derived from our basic values. Following these standards is the way we can demonstrate the shared values that drive the success of PBS&J.

Each of us on The PBSJ Corporation* team—including members of our Board of Directors, employees of any PBS&J entity, Company affiliates, consultants, sub-consultants, contract employees, and others—is responsible for following the standards outlined in the Code when conducting business for or on behalf of the Company. By working for PBS&J, you are agreeing to act in accordance with the spirit as well as the letter of this Code and the Company policies and procedures that apply to your job.

Each of us is responsible for our own conduct. No one has the authority to make anyone violate our Code, and any attempt to direct or otherwise influence any employee to commit a violation is itself a violation of our Code. Each of us has a responsibility to properly report any violation or reasonably suspected violation in accordance with this Code. Alleged violations will be investigated and appropriate action taken.

Purpose and Use of Our Code of Conduct	Purpose and Use of the Code

Asking Questions and Raising Concerns

Integrity Test

Where to Go for Help

Violations and Cooperating with Internal Investigations

Non-Retaliation Policy

Note to Employees

Purpose and Use of the Code

The laws and standards for business conduct are more demanding than ever. Failing to meet those standards is not only wrong but also could expose PBS&J to serious harm. The Code provides an introduction to important laws and policies that everyone on the PBS&J team must follow. The purpose of the Code is to help each of us:

•	Understand and follow the basic ethics and compliance rules that apply to our jobs.

•	Know when and whom to ask for advice.

The Code addresses general ethics and compliance concepts and gives employees a broad outline of acceptable behavior. The policies and procedures that apply to your job are based on the concepts in the Code. All of the Company’s policies and procedures are under review, and as they are revised and updated, and as additional policies and procedures are developed and implemented in the future, they will be incorporated into the Code and must be followed.

The Code, in addition to the Company’s policies and procedures, may be changed from time to time by the Company. Any changes will be promptly communicated to you. For up-to-date information about changes to the Code, Company policies or procedures, and other ethics and compliance-related information, look for Ethics and Compliance on the PBS&J e*net.

Asking Questions and Raising Concerns

The Code is designed to serve as a broad framework of the ethical and legal principles that we are required to abide by when acting on behalf of the Company. You can learn more about these principles by referring to PBS&J’s Company policies and procedures, which address specific areas of potential concern or risk; these policies and procedures are on the e*net. Because our Code and Company policies and procedures cannot address every legal or ethical issue you might face in the course of business, we all must use common sense and good judgment every day.

Acting with integrity, honesty, and fairness means speaking up when we:

•	Are unsure about the proper course of action and need advice.

•	Believe that someone acting on behalf of PBS&J is doing, or may be about to do, something that violates the law or our standards of conduct.

Because our Code and Company policies and procedures cannot address every legal or ethical issue you might face in the course of business, we all must use common sense and good judgment every day.

PBS&J encourages open discussion of ethics and compliance issues by all employees, supervisors, and managers. If you have any doubt about the course to follow, ask for help and consult Company resources to determine whether an action is proper.

Where to Go for Help

If you are unsure of how to proceed in a particular situation, if you have a business conduct question or concern, or if you suspect wrongdoing, it is crucial to discuss the issue with appropriate Company personnel. Resources are available to assist you.

We encourage you to first speak with your direct supervisor or manager if you have an ethics or compliance issue. You may also get help or advice from:

• A senior manager or vice president, or another member of management if (1) your immediate supervisor is unable to resolve the issue, or (2) you are uncomfortable speaking to your supervisor about the issue.

• Our Chief Ethics and Compliance Officer.

• Your Human Resources representative, a member of the Legal Department responsible for your division, the Finance Department, Health and Safety, Risk Management, or other Company resources.

• The PBS&J Ethics and Compliance HelpLine (800.587.5104), which is available to you 24 hours a day, 7 days a week. If you are unsure about where to find help, uncomfortable about using resources listed in the Code, or want to raise an issue anonymously, the Ethics and Compliance HelpLine is a resource you are encouraged to use.

The HelpLine is operated by an independent organization. A call specialist will listen to your concern, make a detailed summary of the call, and forward the information to the PBS&J Ethics and Compliance Department so that the matter can be addressed. If you wish to remain anonymous, you will be assigned a personal reference number so that you can check back for a response or provide more information. Giving your name, however, can help us look into the matter more thoroughly. As explained below, PBS&J has a firm policy against retaliation for raising a concern in good faith.

Violations and Cooperating with Internal Investigations

If you believe that someone associated with PBS&J has violated a provision of our Code or any laws or regulations, you have a personal responsibility to bring the issue in good faith to the attention of one of the contacts listed above. “Good faith” means that you have provided information that you believe to be honest and accurate even if you are later proved to be mistaken. Reporting suspected violations allows the Company to investigate and take prompt remedial action. You can make reports by telephone, through e-mail, in person, or by contacting the Ethics and Compliance HelpLine.

PBS&J is committed to reviewing or investigating—and taking appropriate action regarding—all allegations of violations of its policies and applicable laws. The review and investigation will be kept confidential to the extent possible, regardless of the outcome. PBS&J will take corrective action and make any necessary changes. Anyone violating our standards of conduct will be subject to appropriate disciplinary action, up to and including termination of employment.

All employees have an affirmative obligation to cooperate fully with internal investigations, including providing information, documents, and personal interviews when requested. Failure to cooperate, including but not limited to, misleading, lying, destroying or altering records, or failing to respond promptly to requests for information by investigators is grounds for disciplinary action, up to and including termination of employment.

The Company may report the misconduct to the appropriate authorities. PBS&J will cooperate with government investigations as appropriate. When we are notified of an external investigation, we will take prompt action to preserve relevant documents and data.

Non-Retaliation Policy

Any employee who in good faith seeks advice, raises a concern, or reports misconduct is doing the right thing. PBS&J understands that employees may not be willing to report ethics or compliance problems if they feel they may be subjected to harassment or retaliation by their supervisor or co-workers. Accordingly, PBS&J will not permit retaliation of any kind against good faith reports or complaints of violations of our Code or other illegal or unethical conduct to Company officials or the Ethics and Compliance HelpLine.

It is important to note that retaliation can take many forms, some more blatant than others. The Company will not demote, terminate, or otherwise discriminate against employees for raising concerns. Additionally, colleagues should not alienate employees who have raised concerns; such employees should be treated with respect.

Any person, including supervisors or managers, who is found to have engaged in or condoned an act of retaliation against an individual in response to a good-faith report of a violation or suspected violation will be subject to disciplinary action, up to and including termination of employment. Employees who believe they have suffered retaliation for raising concerns or asking a question should seek help immediately from one of the resources listed above.

Note to Employees

This Code does not change the terms and conditions of your employment. Its intent is to help each of us understand what is expected of us to be sure that we always act ethically and legally when representing the Company.

Responsibilities to Our Clients	Quality Performance

Gifts and Entertainment

Honesty in Communications and Contracting

Gathering Competitive Information

Anit-Kickback and Bribery Policy

Government Audits and Investigations

Hiring Government Employees

Fair Competition

Organizational Conflicts of Interest

Quality Performance

As professionals, we have an ethical and legal responsibility to the public in general to perform to a standard of care consistent with that of the industries we serve and the assignments we undertake. Moreover, we are obligated to achieve our clients’ expectations as defined by our contracts, and we must also conform to applicable laws and professional standards. These requirements define the basic framework of quality performance, which includes quality control, quality assurance, and continuous quality improvement. Quality performance is the backbone of PBS&J’s Corporate Quality Initiative and is an expectation of PBS&J employees.

Because PBS&J offers broad and diverse technical and managerial services, the Company allows individual practice managers to develop quality assurance and quality control (QA/QC) programs to match their specific business models. Failure to conduct or to comply with these quality performance practices is unacceptable and violates the Code.

Gifts and Entertainment

We win projects or assignments based on the merits of our people, expertise, and services. While reasonable gifts and entertainment are common practices used to strengthen business relationships, our position is clear: No gift, favor, or entertainment should be solicited, accepted, or provided if it will obligate or appear to obligate the person who receives it. Never offer, accept, or provide to anyone cash or cash equivalents (for example, gift certificates, bank checks, traveler’s checks, money orders, loans, stock, or stock options).

We want to avoid even the appearance of impropriety; therefore, we limit the types of gifts and entertainment (sometimes referred to as “business courtesies”) that we may offer or give to, or solicit or accept from, firms, agencies, and persons with whom we do business. “Gifts and entertainment” or “business courtesies” means anything of value, including but not limited to gifts, services, meals, entertainment, hospitality, transportation, use of vacation facilities, home improvements, membership fees or dues, tickets, and gift certificates. The potential list is endless, and these are just examples.

Ordinarily, you are permitted to pay for and accept customary amenities, such as meals, as long as expenses are reasonable and associated with a business purpose. A good test as to whether a gift or entertainment should be offered or accepted is to ask yourself if public knowledge of the gift or hospitality would be embarrassing or would jeopardize important relationships with clients, employees, suppliers, or the general public.

Giving Gifts and Entertainment

The Company is committed to effectively marketing its products and services based on quality, price, service, and reputation for integrity in conducting its business. The Company’s funds or assets must not be used for gifts to, or entertainment of, customers, suppliers, and subcontractors unless the following criteria are met:

•

The business courtesy is not offered to influence or obligate the recipient with respect to general or specific action, or as a quid pro quo (that is, something offered for something in return for the business courtesy).

•

The business courtesy does not violate any laws, regulations, or standards of conduct of either the Company’s or the recipient’s organization. It is our responsibility to inquire about prohibitions or limitations of the recipient’s organization before offering any business courtesy. Further, Company employees have the duty to inquire and seek the advice of the Company’s Legal Department in order to fully understand any local laws and regulations governing the giving of gifts and/or entertainment.

•

The business courtesy is consistent with accepted business practices and does not exceed the norm in the context of the person giving or receiving the courtesy, is infrequent in nature, and is not lavish or extravagant.

•	Gifts and entertainment must be properly recorded in accordance with Company policy.

Some jurisdictions outside of the United States more strictly regulate the giving of gifts to private individuals, including customers and suppliers. In other jurisdictions and under certain circumstances in the United States as well, gift giving between private parties for a corrupt purpose is unlawful. Contracts awarded under such circumstances are likely to be voided, and the Company is likely not to be paid for goods or services provided. The Company expressly prohibits the expenditure of any funds for any purpose that may constitute a violation of the law or regulation of any jurisdiction in which the Company operates.

Gifts and Entertainment for Government Officials and Employees

What may be customary when conducting non-govern-mental, commercial business often may not be acceptable in doing business with government officials or employees and may be prohibited by the particularly restrictive and complex rules and practices that govern the acceptance of meals, entertainment, gifts, or other business courtesies. In fact, certain commercial business practices, if applied in a government setting, can lead to administrative or civil penalties, or even criminal sanctions, both for individual employees and for the Company.

Special laws apply to United States federal government employees, including members of Congress and their staffs. In general, government personnel are prohibited from accepting, and you are prohibited from offering, any items having more than minimal monetary value. The prohibition includes meals, transportation, lodging, services, conference fees, vendor promotional training, and discounts not available to the general public. Similar restrictions may apply to state and local officials and employees, and to officials and employees in other countries, who are directly or indirectly involved in government procurements.

The Company supports these rules, and employees are expected to comply with both the spirit and the letter of any laws or regulations. Even though government employees are responsible for tracking and monitoring restrictions that apply to them, no PBS&J employee shall knowingly violate any applicable rules. If you are unsure about what is or is not appropriate, you must seek guidance from the Legal Department.

To avoid any appearance of impropriety, and to avoid any questions as to conduct under laws and regulations, the Company has adopted a policy of discouraging the provision of entertainment and the giving of gifts, gratuities, and favors to federal, state, and local government employees, agents, or officials. However, there may be some instances when the Company may choose to provide a gift or entertainment to a government official as a common business courtesy. In such cases, a gift may be given or entertainment may be provided only if the following criteria are met:

•

Any gift and/or entertainment must be unequivocally and expressly consistent with all applicable laws and regulations and in accordance with generally acceptable ethical practices in all governing jurisdictions. Company employees have the duty to inquire and seek the advise of the Company’s Legal Department in order to fully understand any local laws and regulations governing the offering or giving of gifts and/or entertainment.

•	The gift and/or entertainment is provided as a courtesy or token for regard or esteem or in return for hospitality.

•

Gifts and entertainment must be of nominal value only, considering the local context. Other than gifts or entertainment of nominal value, do not offer any gift, gratuity, or entertainment to a government official or employee without Legal Department advice that such gift or entertainment is permissible.

•

The gift and/or entertainment must not be give for the purpose of influencing any decisions by the recipient, influencing the recipient to act or not to act, or securing any advantage from the recipient.

•

Gifts must not under any circumstance be in the form of and expressly consistent with all applicable laws and cash, loans, stocks, bonds, scholarships, or similar types regulations and in accordance with generally acceptable of cash equivalents, regardless of amount.

•	Gifts and entertainment must be properly authorized of the Company’s Legal Department in order to fully and recorded in accordance with Company policy.

The Company is committed to effectively marketing its products and services based on quality, price, service,

and reputation for integrity in conducting its business.

Q. Our client has asked us to set up a working lunch for a group that will include both federal and state employees. The state employees are allowed to accept a reasonable lunch and will expect lunch to be provided. What should we do?

A. Provide a modest lunch (for example, sandwiches and chips), typically less than $20.00 per person, depending on the jurisdiction. For audit purposes, maintain in the files documentation of the meeting attendees and the cost of lunch. Federal employees will be required to pay for their own lunches; therefore, document actual costs and indicate that the federal employees paid for their individual lunches. Provide a basket, along with a suggested contribution amount, for federal employees to deposit their lunch payments.

Gifts and Entertainment for Foreign Government

Officials and Employees of Foreign Governments

The general guidance regarding gifts and payments to government officials set forth above applies to both domestic and foreign government officials. Company employees must understand that additional restrictions on the provision of gifts or payments to foreign government officials are imposed by both U.S. and foreign laws.

It is a violation of U.S. federal law to corruptly influence or attempt to influence foreign public officials in order to improperly obtain or retain any business advantage. Employees should be particularly mindful of the Foreign Corrupt Practices Act of 1977 as amended by the International Anti-Bribery and Fair Competition Act of 1998. It is a violation both of this law and of Company policy for an employee or an agent of the Company directly or indirectly, including by or through an agent or representative or any other person, to give, offer, or promise anything of value to a foreign public official, government employee, politician, or candidate for public office, including a public international organization or political party, with the intent to influence such official, politician, political party, or employee in his or her official capacity, or to induce such official, politician, political party, or employee to use his or her influence with his or her government to assist the Company in obtaining or retaining business, or to secure any improper advantage. Payments need not be in cash to be illegal. Over the years, many non-cash items have been the basis of federal prosecutions, including travel expenses, golf outings, automobiles, and loans with favorable interest rates or repayment terms. If you have questions about what may be permissible, contact the Company Legal Department.

Many foreign countries have implemented their own laws that criminalize bribery of foreign public officials in connection with international business no matter where in the world the operative act of bribery occurs. In some cases, the laws of these countries are stricter than U.S. laws, in that they have made it a criminal offense for any of their citizens or employees of their companies to bribe, offer to bribe, or attempt to bribe any person anywhere. Under the laws of these countries, it is a crime to bribe not only public government officials but also private sector individuals. All employees should ensure that they comply with all applicable criminal laws, in every jurisdiction.

Receiving Gifts and Entertainment

(Please note: Although the receipt of gifts and entertainment may be more common in the context of supplier relationships, these guidelines are included here for reference and convenience.)

Just as we have strict rules for offering or providing gifts and entertainment, we must also be careful how we receive them. Suppliers are vital to our Company’s success, which is why our relationships with them must be based entirely on sound business decisions and fair dealing. Business gifts and entertainment can build goodwill, but they can also make it harder to be objective about the person providing them.

*	Persons in a “close personal relationship” to you can include the following: spouse, same or opposite sex domestic partner, parents, step-parents, children, step-children, siblings, step-siblings, nephews, nieces, aunts, uncles, grandparents, grandchildren, in-laws, and any person in your household.

16 Building for the Future: Our Values, Principles, and Standards other preferential treatment from any of the Company’s actual or potential subcontractors, suppliers, or customers. In application of this policy, the following criteria shall apply:

•

Gifts, entertainment, or other preferential treatment must not be solicited by an No employee, or any person with whom the employee has a close personal relationship*, shall solicit cash, loans, or cash equivalents of any amount, or any gifts or entertainment, or any other preferential treatment from any of the Company’s actual or potential subcontractors, suppliers, or customers. They also shall not accept any cash, loans, or cash equivalents of any amount, or any gifts or entertainment of other than nominal value, or any employee or by any person with whom the employee has a close personal relationship.

•	Employees may accept common courtesies usually associated with accepted business practices, provided:—It is lawful to do so.

-The acceptance is not for the purpose of influencing a decision or securing favorable treatment. successful business relations.

-The courtesies are not lavish or extravagant under the circumstances.

-The courtesies are not part of a pattern of frequent acceptance of courtesies from the same person or firm.

-The employee accepting the courtesies would feel comfortable knowing that his or her managers and co-workers, as well as the public, know about the courtesies.

•	Gifts in the form of cash, loans, stocks, bonds, or similar types of cash equivalents must not be accepted, regardless of amount.

•

It is recognized that in certain countries, due to cultural customs, refusal of personal gifts with a value materially in excess of nominal value could result in embarrassing business situations or unintentional insult. The propriety of employees keeping such gifts for personal use should be discussed with the Company’s Legal Department in each case promptly upon receipt.

•

The offering of gifts, entertainment, or other preferential treatment that materially exceeds nominal value to an employee or any person with whom the employee has a close personal relationship should be promptly reported in writing by the employee to his or her supervisor and to the Chief Ethics and Compliance Officer. Each employee is personally responsible for ensuring that his or her acceptance of such meals, refreshments, or entertainment is proper and could not reasonably be construed in any way as an attempt to secure favorable treatment.

No gift, favor, or entertainment should be solicited, accepted, or provided if it will obligate or appear to obligate the person who receives it.

Honesty in Communications and Contracting

We are committed to conducting our business fairly and honestly. We must:

•	Be honest, accurate, and truthful in all statements, communications, and representations.

•	Exercise care to prevent any material or non-approved changes from our contract obligations and scope of work.

•	Ensure that all services provided by PBS&J meet our contract requirements.

Time Sheets and Expense Reports

Time sheets must be completed truthfully and accurately. Employees must ensure that hours worked and costs are applied to the account for which they were incurred. We must never submit, or direct or pressure any employee to submit, time charges that do not accurately reflect actual time worked on a particular contract or project. In addition, our work as a government contractor has special record-keeping requirements. Our time records and expense reports, as well as other information we prepare, may be provided directly to the government or may form the basis for a representation or claim PBS&J makes to the government. For more information, refer to Corporate Policy 510.0, Time Sheets, and Corporate Policy 512.0, Expense Reports.

Gathering Competitive Information

To compete effectively in the marketplace, it is necessary and legal to fairly and honestly gather or receive government or competitive information. We must always compete fairly and honestly, and we will not solicit, gather, receive, possess, or use information about competitors or government information that we should not have or that we have gathered or received by inappropriate means. Additionally, we will not give such information to others. Solicitation, receipt, possession, knowledge of, use, or transmittal of certain government or competitive information is a violation of the law, and some forms of information gathering can violate the law as well as our own Company standards.

We are committed to avoiding even the appearance of improper solicitation, possession, receipt, use, or transmittal of government or competitive information. We will not solicit, receive, possess, use, or transmit:

•	Any confidential or proprietary information belonging to someone else to which the Company is not legitimately entitled from a client, competitor, or any other source.

•

In a federal or other government procurement, Source Selection Information (SSI) that is not publicly available, whether marked SSI or not. Such information includes competitor bid prices or proposed costs or prices; source selection or technical evaluation plans; technical, cost, or price evaluations of competitors’ proposals; rankings of bids, proposals, or competitive range determinations; reports of source selection panels, boards, or councils; or any other information marked as SSI.

•	Confidential or proprietary information gained through association with another firm in a joint venture in which the joint venture agreement provides for protection of this information.

•	Confidential or proprietary information in any form possessed by new hires from previous employers.

We are committed to avoiding even the appearance of improper solicitation, possession,

receipt, use, or transmittal of government or competitive information.

If you are uncertain as to whether a solicitation, receipt, possession, use, or release of non-public information is unauthorized, do not distribute or use it until the question has been reviewed and resolved by the Legal Department.

Q.	What are legitimate methods of gathering competitive information?

A.	We recognize that it is necessary and legal to gather competitive information fairly and honestly. Legitimate sources of competitive information can include newspapers, press accounts, information on the Internet or at trade shows, other public information, and conversations with clients who are not competitors and who are not discussing confidential or competitive information.

Q.	While attending a conference, I overheard one of our competitors describe a new construction process they will use for an upcoming project. Since they will bid against us on the project, should I give this information to anyone?

A.	Under some circumstances, the Company could legally use this information. However, the rules regarding proper use are complex. Therefore, before using or disclosing the information to anyone within PBS&J, you should consult the Legal Department or Chief Ethics and Compliance Officer.

Anti-kickback and Bribery Policy

We believe in safeguarding the integrity of the procurement process for all of our clients. Therefore, nothing of value is to be offered, solicited, given, or accepted as a basis for giving, obtaining, or retaining contracts or favorable treatment under contracts. If you have reason to believe that a bribe or kickback has been given or accepted, you must immediately report it to the Legal Department or Chief Ethics and Compliance Officer.

Government Audits and Investigations

Our business is highly regulated, and occasionally our personnel may come into contact with government officials responsible for conducting audits or enforcing the law. For example, the U.S. government has the right to examine selected Company books, records, and data. State and local agencies may also have similar rights. It is PBS&J’s policy to cooperate with government investigations as appropriate. Always deal honestly with government of officials. All requests for information must be coordinated through the Legal Department. Any information provided must be accurate, honest, and truthful.

Q.	We have just been notified that the U.S. government will be conducting an audit at our location. What should we do?

A.	We have adopted procedures for responding to federal, state, and local government inquiries or investigations into our business activities. First, contact the Legal Department immediately when you become aware of an inquiry, request for information, or investigation by any government entity. Second, be sure that records relevant to the inquiry are preserved. Third, when requested to furnish financial data to government auditors, responses are to be approved and provided by our President and Chief Financial Officer. Release of any other records and data requested by any government agency will be approved as appropriate by the Legal Department.

Hiring Government Employees

We want to safeguard the integrity of the contracting process by never causing or contributing to even the appearance of favoritism in connection with the hiring of current or former government employees.

Strict rules may govern the hiring, attempting to hire, or discussing the hiring of certain employees of many government agencies. Before discussing employment with any current or former government employee, you must consult and receive prior written approval from the Legal Department and applicable National Service Director. If a current or former government employee initiates any employment discussions, you must immediately contact and obtain advice from the Legal Department.

Fair Competition

We believe our clients and society at large benefit from fair, free, and open markets. Therefore, we will not engage in any practices that would “fix” prices, unfairly restrain trade, or keep competitors out of the marketplace. In addition, we will not:

•	Communicate with competitors about prices, controlling prices, allocation of markets, boycotting clients or suppliers, or limiting the sale of services.

•	Make false statements about our competitors.

•	Improperly receive or use our competitors’ proprietary information, including pricing information.

Strict rules may govern the hiring, attempting to hire,

or discussing the hiring of certain employees

of many government agencies.

Organizational Conflicts of Interest

PBS&J complies with all laws and regulations prohibiting organizational conflicts of interest. We must take appropriate steps to recognize and avoid organizational conflicts of interest in which the activities of one service or division of PBS&J may preclude another service or division of PBS&J from pursuing a related opportunity. If an organizational conflict of interest exists, we must disclose and mitigate such conflicts in accordance with applicable laws and regulations.

Responsibilities to Our Fellow Employees	Health and Safety

Drugs and Alcohol

Diversity and Fair Treatment

Workplace Harassment

Employee Privacy

Health and Safety

PBS&J strives to provide its employees with a clean, safe, and healthy place to work. Each of us is responsible for, and shares in the benefits of, a safe and healthy work environment. Employees must understand the shared responsibilities of abiding by all safety rules and practices, taking the necessary precautions to protect oneself and co-workers, and reporting immediately any unsafe conditions, practices, or accidents. If you have questions or want to report an unhealthy or unsafe condition, immediately contact your supervisor, the Company’s Health and Safety Officer, or other Company resources. If you want to report an accident, contact Risk Management as soon as possible.

Drugs and Alcohol

PBS&J expects employees to report to work able to perform their duties, and free from the influence of illegal drugs, controlled substances, abuse of prescribed or over-the-counter drugs, or alcohol. The interests of our clients and other employees demand full attention and concentration. Reporting to work under the influence of any illegal drug or alcohol, improperly using medication, or using, possessing, buying, or selling illegal drugs or controlled substances while on the job or on Company property is forbidden and may result in immediate discharge. If you suspect any drug or alcohol abuse, report it to your supervisor, a Human Resources representative, our Chief Ethics and Compliance Officer, or call the Ethics and Compliance HelpLine. For more information, refer to Corporate Policy 310.0, Substance Abuse, and Corporate Policy 310.10, Drug and Alcohol Testing.

Diversity and Fair Treatment

We support diversity in our workplace and among our clients and suppliers. We have established a Corporate Diversity Advisory Council to help strengthen our corporate commitment to developing best practices in recruiting, retaining, and advancing people of diverse backgrounds.

Discrimination against any employee or prospective employee, or the making of disparaging comments or criticisms, on the basis of race, color, religion, gender, national origin, age, medical condition or disability, sexual orientation, veteran status, or any other protected group is strictly prohibited. This policy relates to all phases of employment, including recruitment, hiring, placement, promotion, transfer, compensation, benefits, training, educational, social, and recreational programs, as well as the use of Company facilities. Our officers, managers, and supervisors at all levels are responsible for ensuring that the spirit and intent of this policy is consistently practiced. If you have questions on equal employment equity, or if you have observed or experienced any form of discrimination, contact the Company’s Equal Employment Opportunity (EEO) Officer in Human Resources or the Legal Department. Also refer to Corporate Policy 104.0, Discrimination/Harassment/Retaliation.

Workplace Harassment

We are expected to conduct ourselves in a manner appropriate to the workplace, to keep all work environments free of harassment, and to treat others with respect and fairness.

Workplace harassment can be verbal, physical, or visual where the purpose or effect is to create an offensive, hostile, or intimidating environment. Sexual harassment, in particular, can include sexual advances, requests for sexual favors, unwanted physical contact, or repeated and unwelcome sexual suggestions. Examples of other prohibited conduct include offensive racial, ethnic, religious, age-related, or sexual jokes or insults; distributing or displaying offensive pictures or cartoons; and using voicemail, e-mail, or other electronic devices to transmit derogatory or discriminatory information.

If you observe or experience any form of harassment, report it immediately so that the Company can properly address it. Such reports may be made to your Human Resources representative, the Company Legal Department, or via the Ethics and Compliance HelpLine. For more information, refer to Corporate Policy 104.0, Discrimination/Harassment/Retaliation, and Corporate Policy 225.0, Relationships at Work.

Q.	I would like to ask a colleague out on a date. Is this acceptable?

A.	It is acceptable if the colleague is not in a direct or indirect reporting relationship to you. You must use good judgment to ensure that if the offer is unwelcome, you do not pursue it further or create a hostile or intimidating environment.

Employee Privacy

We respect every employee’s right to confidentiality of certain employment records, including certain health information, as well as the privacy of personal activities outside of business hours. Employees who are responsible for maintaining personal information, and those who are provided access to such information, must not disclose it inappropriately.

While we respect an employee’s right to privacy, we must also recognize that there are situations where it may be necessary for the Company to access employee communications. Our Company retains rights of access to all Company property, including computers and all communications, e-mail and voicemail messages, records, and information created in the business setting, regardless of whether the individual considers the information or communication to be private.

For additional information, see page 21, Use of PBS&J’s Information Systems.

While we respect an employee’s right to privacy,

we must also recognize that there are situations where

it may be necessary for the Company to access

employee communications.

Responsibilities to Our Shareholders	Use of Company Resources and Assets

Accuracy of Books and Records

Conflicts of Interest

Records Retention Related to Litigation or Investigations

International Trade

Anti-Money Laundering

Communications with Media

Use of Company Resources and Assets

Our Company resources belong to our shareholders, and we must be responsible for their use. Company resources include, but are not limited to, our facilities, computers, inventory, trade secrets, office supplies, equipment, vehicles, products, confidential information, and funds. Additionally, our reputation and identity are among the Company’s most valuable assets. All employees are the Company’s most valuable assets. All employees are responsible for using good judgment to ensure that these resources are not misused or wasted. Theft, carelessness, and waste have a direct impact on our profitability and, ultimately, on all of our jobs. Also, misuse or misappropriation of Company assets may be considered criminal and can bring severe consequences.

Protection of Company and Other Confidential Information

Information is an important asset, and we each share a special responsibility to protect our Company’s confidential information and the confidential information of others. All employees, officers, and directors must maintain the privacy of confidential information entrusted to us by the Company or its subcontractors, clients, or joint venture or other business partners, and may not disclose it unless written authorization to do so is provided by a Company official with appropriate authority. Confidential information includes all non-public information that might be of use to our competitors or harmful to PBS&J or our clients if disclosed. Keep documents that contain confidential information protected and secure.

Use of PBS&J’s Information Systems

Information systems (the hardware, software, and data that are stored, processed, and reported) are critical to our business success. Examples include desktop or laptop computers, telephones, file servers and networks, e-mail messages, and documents. Everyone who uses our information systems is responsible for ensuring that these resources operate as they should. This means all employees must use these systems responsibly and primarily for legitimate business purposes. PBS&J policy prohibits the use of its information systems for:

•	Engaging in communications that might be considered illegal, offensive, defamatory, harassing, obscene, vulgar, or otherwise disruptive to normal business activity.

•	Visiting inappropriate Internet sites.

•	Improperly disseminating copyrighted or licensed materials or confidential and proprietary information.

•	Installing hardware or software by anyone other than appropriate Technology Operations personnel.

•	Conducting for-profit, non-PBS&J business.

We are also expected to protect the security and confidentiality of our information systems. We must:

•	Protect information used to access Company information systems, including user IDs, passwords, and building-access key cards.

•	Protect the confidentiality and security of our information systems, especially our data.

•	Protect information systems from damage, including physical damage and virus-caused damage.

You may use the e-mail, network, and Internet systems for incidental personal use, provided such use does not interfere with PBS&J’s business operations or your employment obligations. Excessive personal use of the systems is not acceptable.

Communications that you have at work (including e-mail, voicemail, network, and Internet access) are not necessarily private, and confidentiality cannot be assured. Our Company reserves the right to monitor or make records of all such communications to verify that Company policies are being followed or for other reasons. PBS&J also reserves the right to disclose specific use of these systems to others.

Q.	Can my manager access my e-mail without informing me?

A.	Our Company reserves the right to monitor e-mail and other information systems as necessary; however, managers must have a valid reason to access an employee’s e-mail account and must obtain prior approval from the Legal Department and Human Resources.

For more information, refer to Corporate Policy 220.0, Information Technology Security, and Corporate Policy 305.0, Personal Telephone Calls and Mail Facility.

Theft, carelessness, and waste have a direct impact on

our profitability and, ultimately, on all of our jobs.

Accuracy of Books and Records

All Company business information, documents, and electronic data, including internal or external correspondence, memoranda, or communications of any type, must be prepared as completely, honestly, and accurately as possible and in accordance with generally accepted accounting principles and practices. All Company business documents must be preserved and retained in accordance with Company policy. Refer to Corporate Policy 226.0, Records Retention and Disposal.

Accounting and Reporting

We make decisions based on information recorded at every level of the Company. Inaccurate records lead to poor decisions and negative business consequences. Additionally, our record-keeping procedures are essential to ensure that all costs are properly charged. All transactions between the Company and outside individuals and organizations must be promptly and accurately entered in our books in accordance with generally accepted accounting practices and principles. No undisclosed or unrecorded fund may be established for any purpose.

Employees are expected to report to the Company when they reasonably believe that any person has engaged in questionable accounting or auditing practices. Contact the Finance Department, Legal Department, or Chief Ethics and Compliance Officer with accounting or auditing concerns. Remember, if you prefer to voice concerns anonymously, call the Ethics and Compliance HelpLine.

Q.	I am planning an office event where wine and beer will be served. Do I need to split out the alcohol costs separately when I report the expenses?

A.	Yes. Because we do business with government entities, we must make provisions for certain costs that cannot be charged to the government; for example, alcoholic beverages. These costs require special accounting treatment. Other examples include entertaining clients and potential clients (such as tickets to sporting events, theater tickets, golf tournaments); general advertising; first-class airfare; and flowers or birthday cakes for employees. Please note that government accounting rules are complex and require careful attention. Questions should be directed to the Finance Department.

Conflicts of Interest

A conflict of interest occurs when our private interest interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict situation can arise when we take actions or have interests that may make it difficult for us to make objective and fair decisions when performing our jobs. Conflicts of interest between personal and official responsibilities may arise in a variety of ways. Although we cannot list every possible conflict of interest, below are some common examples that illustrate actual, apparent, or potential conflicts of interest.

•

Outside Employment with a Competitor. We may not compete with the Company or consult with, be employed in any capacity by, or perform services for or represent in any way a competitor of our Company. (This includes any person or organization that is seeking to become a competitor.)

•

Outside Employment with a Supplier or Client. We may not be employed by, serve as a director of, or perform services for or represent in any way a supplier or client of PBS&J. (This includes any person or organization that is seeking to become a supplier or client.)

•

Financial Interests in Other Businesses. We may not own, directly or indirectly, an interest in any business that does or seeks to do business with PBS&J, or seeks to compete with PBS&J. However, it is usually not considered a conflict of interest to make investments of no more than 1 percent of the outstanding securities of a public company, no more than $25,000 of a privately owned company, or no more than 5 percent of your and/or your family members’ total assets.

Never invest in a supplier if you have any involvement in the selection or assessment of, or negotiations with, the supplier, or if you supervise anyone who has such responsibility. Also, never invest in a client if you are responsible for dealing with that client or supervise anyone with such responsibility.

•	Corporate Opportunities. When the opportunity arises, we owe a duty to PBS&J to advance its legitimate interests. We may not take personally for ourselves opportunities that are discovered through the use of Company property, information, or position, or use Company property, information, or position for personal gain.

•

Certain Relationships. We may find ourselves in a situation where we have a close relationship with a supplier, client, competitor, or employee of PBS&J. Such situations are not necessarily prohibited, but you are required to disclose the situation to your supervisor and to the Chief Ethics and Compliance Officer. In general, anyone with whom you have a close relationship should not have any business dealings with you, with anyone working in your business unit, or with anyone who reports to you. In addition, you should never be in a situation where you have the ability to hire, supervise, affect terms and conditions of employment, or influence the management of anyone with whom you have a close relationship, regardless of whether that person is a PBS&J employee. You must also be careful not to disclose confidential business information to anyone with whom you have a close relationship. Persons in a close relationship to you can include the following: spouse, same or opposite sex domestic partner, parents, step-parents, children, step-children, siblings, step-siblings, nephews, nieces, aunts, uncles, grandparents, grandchildren, in-laws, and any person in your household.

•

Loans and Guarantees. It is unlawful for PBS&J to extend or maintain credit, arrange for the extension of credit, or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Perhaps the most important word to remember when it comes to conflicts of interest and outside business activities is disclose. Disclosures must be timely. We have the obligation to be transparent in our dealings on behalf of PBS&J. If you are ever in a situation in which someone might question your loyalty to PBS&J, you must disclose it.

If you think you may have a conflict of interest or an appearance of a conflict of interest, or that others could possibly believe an activity or relationship you are engaged in is a conflict of interest, you must contact the Chief Ethics and Compliance Officer or the Legal Department for appropriate review and resolution. It is your responsibility to voluntarily do so without the need for specific inquiry by the Company. Employees may not engage in any conduct involving a possible or apparent conflict of interest unless they receive prior written permission from the Legal Department. Many conflicts of interest can be resolved in a mutually acceptable way, but they must be addressed. Failure to disclose a conflict may lead to disciplinary action.

In addition, while PBS&J does not specifically prohibit employees from engaging in outside business activities, employees and managers are expected to disclose to their supervisor and to the Chief Ethics and Compliance Officer, in a timely manner, any actual or potential outside employment, consulting, or other business activities with any external business. Refer to Corporate Policy 211.0, Outside Employment.

Records Retention Related to Litigation or Investigations

If you learn of a subpoena, a pending or contemplated lawsuit, or a government investigation, immediately contact the Legal Department. Retain and preserve all records that may pertain to or be relevant to the subpoena, the litigation, or the investigation until informed by our Legal Department as to how to proceed. In addition, once you have learned of a subpoena, lawsuit, or government investigation, take steps to preserve from destruction all relevant records that, without intervention, would automatically be destroyed or erased (such as e-mail or voicemail messages). Destruction of such records, even if inadvertent, could seriously harm our Company. If you have questions regarding whether a particular record pertains to a potential investigation, subpoena, or lawsuit, or how to preserve particular types of records, preserve the records in question and ask the Legal Department for guidance.

For detailed instructions on records retention, refer to Corporate Policy 226.0, Records Retention and Disposal.

Many conflicts of interest can be resolved in a mutually acceptable way, but they must be addressed.

International Trade

As responsible corporate citizens, we must comply with the laws concerning international trade. It is Company policy to comply with all applicable customs, anti-boycott, embargo, export, and trade control laws, rules, and regulations. PBS&J regularly verifies that its clients, potential clients, and business partners are not subject to a U.S. embargo, sanction, or transaction control.

In international dealings, you must know and comply with all export controls, trade restrictions, and other laws pertaining to conducting business internationally. In some circumstances, a license may be required for certain disclosures or activities that take place in the U.S. If you are involved in international business, contact the Legal Department to make sure you understand the standards applicable to your business activities. Applicable international trade regulations include:

•

International Traffic in Arms Regulations, a U.S. law administered by the U.S. Department of State that regulates the international transfers of certain military equipment or technology and may require prior reporting, approval, and licensing by the Department of State.

•

Export Administration Regulations, a federal law administered by the U.S. Department of Commerce that regulates exports of commercial and dual-use commodities and technology and may require prior Department of Commerce reporting, approval, and licensing. Dual-use items are products, software, and technical data developed for civil applications that can also be used for military purposes without further modification. Items requiring export licenses appear on the Commerce Control List in the Export Administration Regulations.

Anti-Money Laundering

Anti-money laundering laws prohibit engaging in transactions when it is known that the funds involved were derived from illegal activities. We comply with all applicable anti-money laundering laws, rules, and regulations of the United States and other countries having comparable laws.

Communications with Media

We want to provide open, accurate, and consistent communications to the public. To maintain the consistency and accuracy of this information, corporate spokespersons are designated to respond to all inquiries. Only these spokespersons are authorized to release information to the public at appropriate times. Unless you have been designated as a spokesperson, do not respond to inquiries from the press. In addition, our contractual agreements often require that we obtain authorization from our clients prior to the release of certain information. All inquiries from the media should be forwarded immediately to the Company’s Manager of Corporate Communications, PBS&J’s President, or other designated spokespersons.

Responsibilities to

Our Suppliers and Business Partners

We are committed to managing our subcontractor, sub-consultant, and supplier relationships in a fair and reasonable manner, consistent with applicable laws and good business practices. When we select suppliers for professional services and make other purchasing decisions, these decisions must be based on sound business practices and fairness. We promote quality based selection for professional services to the maximum extent practicable. We will select subcontractors, suppliers, and vendors on the basis of merit by comparing and evaluating price, quality, technical excellence, performance, and their reputations for conducting business with honesty and integrity.

We will base our purchasing decisions on suppliers’ abilities to meet our needs and not on personal relationships and friendships. We will use the highest ethical standards in business practices in source selection, negotiation, determination of contract awards, and the administration of purchasing activities. We will not encourage a vendor or subcontractor to grant, and we will not knowingly accept, any unlawful discount or price that does not represent a fair market value or goods or services of similar quality and quantity.

Refer to Receiving Gifts and Entertainment on page 14, which is generally applicable in the context of relationships with suppliers and other business partners.

We will base our purchasing decisions on suppliers’

abilities to meet our needs and not on personal

relationships and friendships.

Responsibilities to Our Communities Where We Live and Work	Compliance with Laws and Regulations

Upholding Professional Standards

Respecting the Environment

Community Activities

Political Activities and Contributions

Lobbying

Employee Commitment

Compliance with Laws and Regulations

We want to be a good corporate citizen wherever we operate by complying with all applicable laws and regulations. Our business is highly regulated, and it is the responsibility of each of us to ensure that we know and comply with the laws and regulations applicable to our job responsibilities. If you need more information about the legal requirements of your job, contact your manager or the Legal Department.

Upholding Professional standards

Many of us have a responsibility to be aware of and adhere to applicable professional standards of conduct, ranging from engineering to accounting to law. As an industry leader, we have responsibilities to help shape and guide our professions by:

•	Sharing knowledge and information within our professional networks.

•	Actively supporting our professional associations and seeking leadership roles where appropriate.

•	Seeking opportunities to encourage students to enter our professions and mentor them through the educational process.

Respecting the Environment

It is our policy to manage our business in an environmentally responsible manner and to comply with all federal, state, and local laws and regulations relating to the protection of the environment. All PBS&J offices and facilities must implement processes designed to comply with applicable environmental laws. All facilities must have the necessary permits and submit appropriate documentation to governmental agencies in an accurate and timely manner.

Community Activities

PBS&J employees are encouraged to participate in community organizations and activities; however, be alert to conflicts of interest if holding public office or serving on commissions or advisory groups.

Political Activities and Contributions

PBS&J strongly believes in the importance of participating in civic affairs and the political process, and we encourage all of our employees to exercise their rights to vote and to support candidates and parties of their choice. However, in the United States, federal law prohibits corporations and government contractors such as PBS&J from using company facilities or assets to influence any federal election. Local and state laws also govern political contributions, expenditures, and activities as they apply in their respective jurisdictions, and similar laws exist in other countries.

Accordingly, while employees are encouraged to be actively involved in the political process, such activity must be done on your own time, at your own expense, and with your own facilities and equipment. Subject to certain limited exceptions permitted by law and authorized in advance and in writing by both the Chief Executive Officer and Corporate Legal Counsel, employees and board members may not:

•	Make a corporate contribution or expenditure in connection with any federal, state, or local election, or in connection with any political party or activity or any political action committee (PAC).

•	Ask for or receive, directly or indirectly, reimbursement for any individual contribution or expenditure with respect to any federal, state, or local election or other political activity or any PAC.

•

Use or permit another to use company facilities (for example, offices, meeting rooms, telephones, stationery, e-mail access, computers, or faxes) in connection with any federal, state, or local election, or in connection with any political party or activity or PAC.

•	Engage in or ask another to engage in any political activity, including soliciting contributions, while on Company time or on Company premises.

•

Attempt to influence or pressure, directly or indirectly, any colleague, supplier, client, or business partner to make any political contribution or expenditure, or support any political party or candidate. For example, you may not ask your subordinates to purchase tickets to a political fundraiser.

PBS&J has established and administers PACs that may solicit and accept contributions from certain employees and then use those funds to make contributions and expenditures in connection with federal, state, and local elections, as permitted by law. PBS&J’s federal PAC does not use Company funds to make contributions or expenditures. Instead, PBS&J’s federal PAC makes contributions or expenditures using contributions to the federal PAC from a limited group of employees (such as executives and officers). A similar policy applies to PBS&J’s state PAC(s) except where applicable law permits otherwise. Contributions to the Company PACs by eligible employees are entirely voluntary; those who do not contribute will suffer no adverse effects or retaliation.

For further information about political activities, refer to Corporate Policy 516.0, Political Activities and Contributions. If you have questions about political activities, contributions, and expenditures, contact the Legal Department.

Lobbying

It is PBS&J’s policy to comply with all applicable laws and regulations relating to lobbying and activities that support lobbying. Lobbying and lobbying activities at the federal level are governed by the Lobbying Disclosure Act of 1995, as amended, which requires, among other things, registration and regular filings with the Clerk of the U.S. House of Representatives and Secretary of the U.S. Senate. The Act applies when lobbying members of Congress, their staffs, or senior members of the Executive Branch. Certain lobbying activities are prohibited altogether, and no lobbying activity may be charged to state or federal contracts. Each state has its own laws governing lobbying of state officials.

No PBS&J employee or board member may engage in any lobbying on behalf of the Company without the prior written authorization of both the Chief Executive Officer and Corporate Legal Counsel. For additional guidance, or for clarification on whether proposed activities are or are not lobbying, contact Corporate Legal Counsel.

Employee Commitment

As this Code makes clear, PBS&J’s success depends upon every employee adhering to the law and performing with the highest standards of business conduct and integrity. All employees will receive the Code and will be required to participate in training and awareness sessions on the Company’s ethics and compliance program. You will be expected to confirm your understanding of the requirement to act responsibly on behalf of the Company by:

•	Adhering to the standards of conduct in the Code, including all policies and procedures that apply to your job.

•	Participating in periodic training courses on ethics and compliance topics relevant to your job.

•

Using one of the resources available when you need information or guidance about an ethical concern or legal issue, or to report any action that appears inconsistent with the Company’s standards of conduct.

All employees must have a signed commitment form in their personnel file. Your signature on the form acknowledges that you have received the Company’s Code of Conduct, that you have read the Code, that you understand the Code, and that you commit to adhering to the obligations expressed above. After you have read and signed the form on page 31, please return it to your Human Resources representative.

Thank you

Thank you to all of the employees who contributed by reviewing drafts and providing their comments and concerns to the Ethics and Compliance Office in the preparation of Building for the Future: Our Values, Principles, and Standards. We continue to welcome your ideas for future updates and have provided a form on page 31 for you to do so. In addition, we benchmarked our Code of Conduct against those of other organizations. We appreciate the time and effort they spent in sharing their work with us.

PBS&J’s success depends upon every employee

adhering to the law and performing with the highest

standards of business conduct and integrity.

Notes

Employee Commitment (Required)

I have received PBS&J's Code of Conduct, *Building for the Future: Our Values, Principles, and Standards.* I have read the Code and understand the standards that apply to my job. I understand that it represents mandatory policies of the Company and affirm that I will:

- Adhere to the standards of conduct in the Code, including all policies and procedures that apply to my job.
- Participate in periodic training courses on ethics and compliance topics relevant to my job.
- Use one of the resources available when I need information or guidance about an ethical concern or legal issue, or to report any action that appears inconsistent with the Company's standards of conduct.

Employee Signature

Printed Name

Employee Number

Office Location

Date

Comments and Suggestions (Optional)

Your feedback will help us with communications, policies, and future revisions of the Code of Conduct. Please share with us your comments, suggestions, criticisms, or questions, either by returning this form to the Ethics and Compliance Office or via e-mail at ECO@pbsj.com.

Thank you.

Please print.

Please send this form to:
Your Human Resources Representative

Please send this form to:
Ethics and Compliance Office
5300 W. Cypress Street, Suite 200
Tampa, FL 33607
or send an e-mail to: ECO@pbsj.com

Where to Go for Help

If you are unsure of how to proceed in a particular situation, if you have a business conduct question or concern, or if you suspect wrongdoing, it is crucial to discuss the issue with appropriate Company personnel. Resources are available to assist you.

We encourage you to first speak with your direct supervisor or manager if you have an ethics or compliance issue. You may also get help or advice from:

•

A senior manager or vice president, or another member of management if (1) your immediate supervisor is unable to resolve the issue, or (2) you are uncomfortable speaking to your supervisor about the issue.

•	Our Chief Ethics and Compliance Officer.

•	Your Human Resources representative, a member of the Legal Department responsible for your division, the Finance Department, Health and Safety, Risk Management, or other Company resources.

•

The PBS&J Ethics and Compliance HelpLine (800.587.5104), which is available to you 24 hours a day, 7 days a week. If you are unsure about where to find help, uncomfortable about using resources listed in the Code, or want to raise an issue anonymously, the Ethics and Compliance HelpLine is a resource you are encouraged to use.